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                                                             Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)                                    Three Months Ended
                                                       March 31
                                                ---------------------
                                                     1998        1997
EARNINGS:                                          ------      ------
Basic:
Net income, as reported                          $154,000     124,549
PSOP preferred dividends
  declared (net of taxes)                          (2,149)     (2,185)
Premium on preferred shares redeemed                 (844)       (260)
                                                  -------     -------
   Net income, as adjusted                       $151,007     122,104
                                                  =======     =======

Diluted:
Net income, as reported                          $154,000     124,549
Dividends on monthly income preferred
 securities (net of taxes)                          2,018       2,018
Additional PSOP expense (net of taxes) due to
 assumed conversion of preferred stock               (576)       (670)
Premium on preferred shares redeemed                 (844)       (260)
                                                  -------     -------
   Net income, as adjusted                       $154,598     125,637
                                                  =======     =======

SHARES:
Basic:
Weighted average number of common
 shares outstanding, per consolidated
   financial statements                           167,746     166,738
                                                  =======     =======

Diluted:
Weighted average number of common shares
 outstanding, per consolidated
 financial statements                             167,746     166,738
Additional dilutive effect of:
Assumed conversion of PSOP preferred stock          7,634       7,868
Assumed conversion of monthly income
 preferred securities                               7,018       7,018
Outstanding stock options (based on treasury
 stock method using average market price
 during period)                                     2,786       2,272
                                                  -------     -------
   Weighted average, as adjusted                  185,184     183,896
                                                  =======     =======
EARNINGS PER COMMON SHARE:
 Basic                                              $0.90        0.73
 Diluted                                            $0.83        0.68